Exhibit (9) Opinion and Consent of Counsel
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March 14, 2000

Transamerica Life Insurance
  and Annuity Company
401 North Tryon Street
Charlotte, North Carolina 28202

Gentlemen:

With reference to the Registration Statement on Form N-4 filed by Transamerica Life Insurance and Annuity Company and its Separate Account VA-8 with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

          1) Transamerica Life Insurance and Annuity Company is duly organized and validly existing under the laws of the State of North Carolina.

          2) The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement, as amended, will constitute legal, validly issued and binding obligations of Transamerica Life Insurance and Annuity Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption "Legal Matters" in the Prospectus contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,



/s/James W. Dederer
Executive Vice President,
General Counsel and
Corporate Secretary


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